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                                                                   EXHIBIT 4.20



                        AMENDMENT TO SENIOR SUBORDINATED
                             NOTE PURCHASE AGREEMENT


         This Amendment to Senior Subordinated Note Purchase Agreement, dated as of December 23, 2000 (this "Amendment"), is entered into among National Record Mart, Inc., a Delaware corporation (the "ISSUER"), NRM Investments, Inc., a Delaware corporation (the "GUARANTOR" and, collectively with the Issuer, the "OBLIGORS"), and The Chase Manhattan Bank (as successor in interest to Robert Fleming Inc., the "AGENT"), in its capacity as agent for the Holders under that certain Senior Subordinated Note Purchase Agreement dated as of April 16, 1998, (including all annexes, exhibits and schedules thereto, the "UNSECURED NOTE PURCHASE AGREEMENT"). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Unsecured Note Purchase Agreement.

                              W I T N E S S E T H:

         WHEREAS, the Obligors, the Purchaser, and the Agent each have entered into the Unsecured Note Purchase Agreement; and

         WHEREAS, the Obligors are also parties to that certain Senior Subordinated Secured Note Purchase Agreement dated as of April 16, 1998 (including all annexes, exhibits and schedules thereto, the "SECURED NOTE PURCHASE AGREEMENT"); and

         WHEREAS, the Issuer has requested that the Agent and the Holders amend the covenant set forth in Section 7.16 of the Secured Note Purchase Agreement; and

         WHEREAS, the Obligors have indicated that they will amend a similar covenant in the Secured Note Purchase Agreement; and

         WHEREAS, the Required Holders have consented to this Amendment as required by the Unsecured Note Purchase Agreement; and

         WHEREAS, the Agent is willing to enter into this Amendment on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the above premises the Obligors and the Agent, on behalf of itself and the Holders, each agrees as follows:

         7. Amendments to Unsecured Note Purchase Agreement. Effective as of the Amendment Effective Date (as defined below), the Unsecured Note Purchase Agreement shall be amended as follows:

                  7.1 Section 1.01 of the Unsecured Note Purchase Agreement shall be amended by adding the following:

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                  "FINANCIAL ADVISOR" means an investment banking firm or other financial advisor selected by the Issuer and reasonably acceptable to the Agent which shall have knowledge and experience in the music retailing industry.

                  7.2 Section 7.16 of the Unsecured Note Purchase Agreement shall be amended in its entirety to read as follows:

                  Issuer shall not permit its Cash Flow to be less than $250,000 for the aggregate of any fiscal quarter and the preceding three fiscal quarters, except that with respect to the fiscal quarter ending December 23, 2000 and the preceding three fiscal quarters, Issuer shall not permit its Cash Flow to be less than the amount set forth in that certain letter, dated February 6, 2001, from the Issuer to the Agent.

7.3 Section 8.01 of the Unsecured Note Purchase Agreement shall be amended by adding each of the following as an "Event of Default" under the Unsecured Note Purchase Agreement:

                  (t) after February 6, 2001, the Issuer shall fail to continue to engage the Financial Advisor or the Financial Advisor shall no longer be providing services or serving as financial advisor to the Issuer and a replacement Financial Advisor has not been engaged or retained within ten (10) Business Days thereafter.

                  (u) after February 6, 2001, the Issuer shall fail to use all commercially reasonable efforts to promote and pursue strategic alternatives for the Issuer as described in Section 8.01(x) hereof.

                  (v) beginning on February 12, 2001, the Issuer and, to the extent available, the Issuer's advisors, including, without limitation, the Financial Advisor, shall fail to participate in any material respect in telephonically conducted meetings requested by the Agent to be convened not less frequently than twice during each calendar month on or about the first and fifteenth day of each calendar month (or the first Business Day thereafter), or such other date and time as (i) the Agent may reasonably request or (ii) the Agent and the Issuer shall agree upon request of the Issuer.

                  (w) the Issuer shall have failed to deliver to the Agent a copy of any of the following, in each case in form and substance satisfactory to the Agent in its sole discretion:
                  (i) as soon as available but no later than February 28, 2001, a cash flow forecast and income statement through April 30, 2001, as prepared by the Issuer and reviewed by the Financial Advisor, (ii) as soon as available but no later than February 28, 2001, a work plan including strategic alternatives being considered by the Issuer, (iii)



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                  as and when delivered to Fleet, the monthly statements
                  described in Section 6.01(b) of this Agreement, (iv) promptly but no later than five (5) Business Days after delivery to the Board of Directors, the Board Reports described in Section 6.01(d) of this Agreement, (v) promptly but no later than five
                  (5) Business Days after preparation by either the Issuer or the Financial Advisor, all business plans, operating projections or other forward looking financial statements (collectively "PROJECTIONS") produced or developed by or on behalf of the Issuer after February 6, 2001, including, without limitation, any and all material updates of Projections whenever produced or developed, and (vi) as and when delivered to Fleet, a copy of the borrowing base certificate provided by the Issuer to Fleet in connection with the Fleet Facility for the prior calendar week.

                  (x) subject solely to any contractual limitations with respect to confidentiality, the Issuer shall have failed to deliver to the Agent a copy of any of the following promptly but no later than five (5) Business Days after receipt of same by the Issuer or the Financial Advisor: any letter of intent, bid, purchase offer, expression of interest, proposal, or similar document received by the Issuer or the Financial Advisor, concerning or regarding substantially all of the assets or stock of the Issuer, including, the acquisition of same, or a refinancing of the Notes; provided however, that the Issuer shall use its reasonable best efforts to exclude from any contractual limitations with respect to confidentiality disclosure of any of the foregoing to the Agent.

         8. Amendment Effective Date. This Amendment shall be effective as of the date first written above (the "AMENDMENT EFFECTIVE DATE") subject to the satisfaction of each of the following conditions precedent:

                  8.1 The Agent shall have received, in each case in form and substance satisfactory to the Agent in its sole discretion, duly executed original counterparts of this Amendment from each of the Issuer and the Guarantor.

                  8.2 The Agent shall have received from the Issuer reimbursement for all reasonable costs and expenses incurred by the Agent through and including February 5, 2001, including, without limitation, the reasonable fees and expenses of counsel to the Agent.

                  8.3 The Issuer shall have engaged the Financial Advisor on terms reasonably acceptable to the Agent and the Issuer.

                  8.4 The Issuer shall have obtained from Fleet with respect to the Fleet Facility a waiver or amendment, similar in form and substance to this Amendment, and the Agent shall have received a fully executed copy of same.

                  8.5 The Issuer shall have obtained from the Holders under the Unsecured Note Purchase Agreement an amendment with respect to the Unsecured Note


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Purchase Agreement, similar in form and substance to this Amendment, relating to the Cash Flow covenant in Section 7.16 of the Secured Note Purchase Agreement as such is applied to the period ending December 23, 2000, and the Agent shall have received a fully executed copy of same.

                  8.6 All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions described in this Amendment shall be satisfactory in all respects in form and substance to the Agent.

         9. Representations and Warranties of the Obligors. The Obligors each represent and warrant to the Agent and the Holders that, as of the Amendment Effective Date and after giving effect to this Amendment:

                  9.1 All of the representations and warranties of the Issuer and the Guarantor contained in this Amendment, the Unsecured Note Purchase Agreement, and the other Note Documents are true and correct on and as of the Amendment Effective Date, as if then made (other than representations and warranties which expressly related to an earlier date and except for changes therein expressly permitted by the Unsecured Note Purchase Agreement).

                  9.2 No Default or Event of Default has occurred or is continuing or will result after giving effect to this Amendment.

                  9.3 The Issuer is not and will not be in breach of any financial covenant tested as of the Amendment Effective Date or as of February 5, 2001.

                  9.4 Since April 16, 1998, except for information previously publicly disclosed or disclosed in writing by the Issuer to the Agent, (i) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect, (ii) no litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Unsecured Note Purchase Agreement, this Amendment, or the Note Documents, and (iii) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of either the Issuer or the Guarantor.

                  9.5 The Obligors have received with respect to the Fleet Facility the executed amendment or waiver referred to in section 2.4 hereof, and such amendment or waiver is binding and in full force and effect.

                  9.6 The Obligors have received with respect to the Unsecured Note Purchase Agreement the executed amendment referred to in section 2.5 hereof, and such amendment is binding and in full force and effect.

                  9.7 The execution and delivery of this Amendment and related documents by the Issuer and the Guarantor, and the performance of the transactions contemplated hereby and thereby, (a) are within each such Person's corporate power, (b) have been duly authorized by all necessary or proper corporate and shareholder action, and (c) do not conflict with or violate any contract or agreement to which the Issuer or the Guarantor may be a party; this Amendment and such documents have been duly executed and delivered by, and each constitutes a legal, valid, and binding obligation of, the Issuer and the Guarantor, enforceable against each in accordance with its respective terms.


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         10. Reference to and Effect on the Note Documents.

                  10.1 Upon the Amendment Effective Date, each reference in the Unsecured Note Purchase Agreement to "this Agreement", "hereunder", "hereof' or words of like import, and each reference in the Note Documents to the Unsecured Note Purchase Agreement, shall mean and be a reference to the Unsecured Note Purchase Agreement as amended hereby.

                  10.2 This Amendment shall constitute a part of and be included in the definition of Note Documents in the Unsecured Note Purchase Agreement.

                  10.3 This Amendment shall be limited solely to the matters expressly set forth herein and shall not (i) constitute a waiver or amendment of any other term or condition of the Unsecured Note Purchase Agreement or any other Note Documents, (ii) prejudice any rights or remedies which Holders may now have or may have in the future under or in connection with the Unsecured Note Purchase Agreement or any other Note Documents, as amended hereby, (iii) require the Holders to agree through the Agent or the consent of the Required Holders to a similar amendment on a future occasion, or (iv) create any rights herein to any other Person or other beneficiary or otherwise, except to the extent specifically provided herein.

                  10.4 Except to the extent specifically consented to herein, the respective provisions of the Unsecured Note Purchase Agreement and the other Note Documents shall not be amended, modified, waived, impaired or otherwise affected hereby, and such documents and the Obligations under each of them are hereby confirmed as being in full force and effect.

         11. Time of the Essence. Each of the Obligors acknowledges and agrees that time is of the essence with respect to each and every term of this Amendment.

         12. Miscellaneous.

                  12.1 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

                  12.2 GOVERNING LAW. THIS AMENDMENT, AND ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                  12.3 Payments and Transfers of Funds. All payments or other transfers of funds to the Agent under this Amendment shall be made in the lawful currency of the United States by wire transfer of immediately available funds to the Agent in accordance with the wire instructions specified in Schedule A hereto.


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         IN WITNESS WHEREOF, the Issuer, the Guarantor, and the Agent have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

NATIONAL RECORD MART, INC.

By: /s/ Theresa Carlise
    -----------------------------
    Name: Theresa Carlise
    Title: Senior Vice President & CFO



NRM INVESTMENTS, INC.

By: /s/ Theresa Carlise
    -----------------------------
    Name: Theresa Carlise
    Title: President


THE CHASE MANHATTAN BANK, SUCCESSOR
IN INTEREST TO ROBERT FLEMING, INC., AS THE AGENT

By: /s/ Michael Lancia
    -----------------------------
    Name: Michael Lancia
    Title: Vice President


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